EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Array BioPharma Inc.:
We consent to the incorporation by reference in the registration statements (Forms S-3 Nos. 333-151237, 333-155221, and 333-161633 and Forms S-8 Nos. 333-163138, 333-158624, 333-155219, 333-139450, 333-132205, 333-100955, and 333-51348) of Array BioPharma Inc. of our reports dated August 12, 2010, with respect to the balance sheets of Array BioPharma Inc. as of June 30, 2010 and 2009, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2010 and the effectiveness of internal control over financial reporting as of June 30, 2010, which reports appear in the June 30, 2010 annual report on Form 10-K of Array BioPharma Inc.
/s/ KPMG LLP
Boulder, Colorado
November 9, 2010